Ex-21.1
Subsidiaries of the Registrant

                                  EXHIBIT 21.1




                         SUBSIDIARIES OF THE REGISTRANT


      Telegen Communication Corporation (Wholly-Owned Inactive Subsidiary)

          Telegen Display Corporation (Wholly-Owned Active Subsidiary)

      Telegen Display Laboratories, Inc. (Wholly-Owned Inactive Subsidiary)

             Telisar Corporation (Majority-Owned Active Subsidiary)